NEWS RELEASE
CONE Midstream Partners LP 1000 Consol Energy Drive Canonsburg, PA 15317

CONE Midstream to Acquire Remaining
25% Additional Interest in Anchor Systems
CANONSBURG, PA - November 16, 2016 . . . CONE Midstream Partners LP (NYSE: CNNX) (the “Partnership”) today announced it has entered into a definitive agreement to acquire an additional 25% ownership interest in CONE Midstream DevCo I LP, commonly referred to as the “Anchor Systems”. The transaction, which is expected to close before the end of the fourth quarter, is for a total purchase consideration of $248 million, comprised of $140 million in cash and issuance of approximately 5.2 million common limited partnership units to our Sponsors. The cash portion of the purchase consideration will be funded through borrowings under the Partnership’s $250 million revolving credit facility(1), which had $41 million drawn as of September 30, 2016. The Partnership currently owns a 75% interest in the Anchor Systems, and acquisition of the remaining 25% ownership interest will increase the Partnership’s ownership share of the Anchor Systems to 100%(2). The interest is being acquired from CONE Gathering LLC, which is jointly owned by subsidiaries of our Sponsors, CONSOL Energy Inc. (NYSE: CNX) and Noble Energy, Inc. (NYSE: NBL).

John T. Lewis, Chairman of the Board and Chief Executive officer of CONE Midstream GP LLC, said, “We are pleased to announce our first dropdown transaction. This acquisition demonstrates our commitment to grow CNNX over the long term, the supportive nature of our relationship with our Sponsors, and our Sponsors' confidence in the continued future growth of CONE.
“ We project acquisition of the remaining 25% ownership interest in the Anchor Systems will be immediately accretive to our unitholders,” continued Mr. Lewis. “The financial impact of the acquisition is not included in our current EBITDA or DCF guidance and, depending on the timing of transaction closing, will be additive to those projected results. The anticipated increase in distributable cash flow is expected to increase our future cash distribution coverage and enhance our ability to continue to grow our quarterly cash distributions over time. Using a combination of debt and equity financing for this transaction keeps our balance sheet strong and leaves additional debt capacity for financing growth through new organic projects and third party opportunities. We continue to view our very robust distribution coverage and low leverage as important positive attributes that set CONE Midstream apart from others in the industry.”

The terms of the transaction were approved by the Board of Directors of CONE Midstream GP LLC (the “General Partner”) following prior approval by the Board of Director's Conflicts Committee, which consists entirely of independent directors. The Conflicts Committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Locke Lord LLP to act as its legal advisor.
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(1)	The Partnership's revolving debt facility has an accordion feature which provides for an increase in potential total borrowing capacity to $500 million.

(2)
Following the close of the announced transaction, the Partnership will own a 100% interest in CONE Midstream DevCo I LP (the “Anchor Systems”). It will continue to own a 5% interest in CONE Midstream DevCo II LP (the “Growth Systems”), and a 5% interest in CONE Midstream DevCo III LP (the “Additional Systems”). CONE Gathering LLC, which is jointly owned by subsidiaries of CONSOL Energy Inc. and Noble Energy, Inc., will continue to own 95% interests in each of the Growth Systems and Additional Systems.

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CONE Midstream Partners is a growth-oriented master limited partnership formed by CONSOL Energy Inc.(NYSE:CNX) and Noble Energy, Inc. (NYSE:NBL), whom we refer to as our Sponsors, to own, operate, develop and acquire natural gas gathering and other midstream energy assets to service our Sponsors' production in the Marcellus Shale in Pennsylvania and West Virginia. Our assets include natural gas gathering pipelines and compression and dehydration facilities, as well as condensate gathering, collection, separation and stabilization facilities. More information is available at our website www.conemidstream.com.
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This news release contains forward-looking statements within the meaning of the federal securities laws. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words "project", "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by our management. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, among others: the acquisition of an additional 25% interest in the Anchor Systems may not close as anticipated; the effects of changes in market prices of natural gas, NGLs and crude oil on our Sponsors’ drilling and development plans on our dedicated acreage and the volumes of natural gas and condensate that are produced on our dedicated acreage; changes in our Sponsors’ drilling and development plans in the Marcellus Shale and Utica Shale; our Sponsors’ ability to meet their drilling and development plans in the Marcellus Shale and Utica Shale; the demand for natural gas and condensate gathering services; changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, gatherers, processors and transporters; our ability to successfully implement our business plan; and our ability to complete internal growth projects on time and on budget. You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.
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Contact:	Stephen R. Milbourne
CONE Midstream Partners Investor Relations

Phone:	724-485-4408

Email:	smilbourne@conemidstream.com